Exhibit 99.1

JOINT FILING AGREEMENT

AGREEMENT dated as of September 9, 2019 by and among the undersigned parties hereto (each a “Party,” and collectively, the “Parties”).

Each Party hereto represents to the other Parties that it or he is eligible to use Schedule 13D to report its or his beneficial ownership of common stock, $0.0001 par value per share, of DermTech, Inc.  Each Party hereto agrees that the Schedule 13D dated the date hereof, and any and all amendments thereto, relating to such beneficial ownership, is filed on behalf of each of them in accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.

Each of the Parties agrees to be responsible for the timely filing of the Schedule 13D and any and all amendments thereto and for the completeness and accuracy of the information concerning such Party contained in the Schedule 13D, and the other Parties to the extent it or he knows or has reason to believe that any information about any other Party is inaccurate.  The execution and filing of this agreement shall not be construed as an admission that the undersigned are a group, or have agreed to act as a group.

IN WITNESS WHEREOF, the Parties have executed this agreement as of the date first written above.

HLM VENTURE PARTNERS IV, L.P.

By:	HLM Venture Associates IV, LLC,
its General Partner

By:	/s/ Edward Cahill
Edward Cahill, Class A Member

HLM VENTURE ASSOCIATES IV, LLC

By:	/s/ Edward Cahill
Edward Cahill, Class A Member

/s/ Edward Cahill
Edward Cahill

/s/ Peter Grua
Peter Grua